Exhibit 99.1

PRESS RELEASE Massey Energy Company 4 North Fourth Street, Richmond, VA

COMPANY CONTACT:	Roger Hendriksen	FOR IMMEDIATE RELEASE
	Vice President, Investor Relations	December 3, 2010
(804) 788-1824

Don Blankenship To Retire; Baxter F. Phillips Jr. To Succeed as Massey CEO

Richmond, Virginia, December 3, 2010 – The Board of Directors of Massey Energy Company (NYSE: MEE) today announced that its Chairman and Chief Executive Officer, Mr. Don Blankenship, will retire from the company effective December 31, 2010. Mr. Blankenship has led Massey Energy as Chairman and CEO since 2000, and he’s been with the company since 1982.

Effective today, Baxter F. Phillips Jr., President of Massey Energy, will succeed Mr. Blankenship as Chief Executive Officer. Mr. Phillips has been with Massey Energy since 1981. Admiral Bobby Inman, Lead Independent Director on the Massey Board, will succeed Mr. Blankenship as Non-Executive Chairman. He has been a Director since 1985.

In a statement, Mr. Blankenship said: “After almost three decades at Massey it is time for me to move on. Baxter and I have worked together for 28 years and he will provide the company great executive leadership. Most of all, I want to thank the Members of Massey Energy whose hard work supports not only their own families, but also contributes greatly to the entire community of Central Appalachia.”

Mr. Phillips said: “I want to thank Don for all he has done to build Massey Energy. I also want to thank the Board for giving me the opportunity to succeed him as CEO. This is a strong and successful coal company, and I will work hard to match and surpass its record of success.”

Admiral Inman said: “I am deeply grateful to Don for the decisive leadership he has provided to Massey and we appreciate his success in building this company. We all wish him even greater success in the future.”

Mr. Blankenship served as Chairman and Chief Executive Officer since November 30, 2000. He also concurrently held the title of President from November 30, 2000 until November 10, 2008. He has been Chairman, Chief Executive Officer and President of A.T. Massey Coal Company, Inc., our wholly owned and sole, direct operating subsidiary, since 1992. Mr. Blankenship was formerly President and Chief Operating Officer from 1990 to 1991 and President of our subsidiary, Massey Coal Services, Inc., from 1989 to 1991. He joined our subsidiary, Rawl Sales & Processing Co., in 1982.

Over the past 10 years since Massey became a public company, Mr. Blankenship has driven the growth of what is now Massey Energy from 3,662 Members (employees) in 2000 to over 7,300 today. In addition, the market capitalization of the company has risen from about $758 million in 2000 to about $5 billion today, while annual revenue has risen from about $1.08 billion in 2000 to $2.7 billion in 2009.

Mr. Phillips was elected President of Massey Energy Company effective November 10, 2008. He previously served as Executive Vice President and Chief Administrative Officer from November 2004 to November 2008, as Senior Vice President and Chief Financial Officer from September 2003 to November 2004 and as Vice President and Treasurer from 2000 to August 2003. Mr. Phillips joined Massey in 1981 and has also served as Corporate Treasurer, Manager of Export Sales and Corporate Human Resources Manager, as well as other roles.

Admiral Inman has been a director since 1985 and served as Lead Independent Director since 2007. Admiral Inman has been a tenured professor at the LBJ School of Public Affairs at the University of Texas in Austin since August 2001, holding the Lyndon Johnson Centennial Chair in National Policy. He is a managing director of Gefinor Ventures, Inc. and Limestone Ventures, Inc., both early stage venture capital firms, and has over 20 years of experience in venture capital investments. Admiral Inman previously served on numerous publicly traded companies and other boards of directors.

Company Description

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the largest coal producer in Central Appalachia and is included in the S&P 500 Index.